Exhibit 5.1

April 30, 2025

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Ladies and Gentlemen:

I am the General Counsel of TotalEnergies SE (the “Corporation”), and have directly supervised counsel for the Corporation in connection with the filing of a registration statement on Form S-8 with exhibits thereto (the “Registration Statement”) by the Corporation under the Securities Act of 1933, as amended, and the rules and regulations thereunder, for registration of up to 1,900,000 shares, par value 2.50 euros per share, of the Corporation (the “Shares”). The Shares are issuable to employees of the Corporation and its subsidiaries participating in the TotalEnergies Holdings USA, Inc. 2025 Employee Shareholder Plan (the “Plan”).

I am familiar with the preparation of the Registration Statement and have made such further investigation, either directly or through counsel acting under my direct supervision, as I have deemed pertinent and necessary as a basis for this opinion.

Based upon, and subject to, the foregoing, it is my opinion that the Shares are duly authorized and, when issued in accordance with the terms of the Plan, and upon compliance with applicable securities laws, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Nolwenn Delaunay
Nolwenn Delaunay
General Counsel

Adresse postale : 2 place Jean Millier - Arche Nord Coupole/Regnault

92078 Paris La Défense Cedex - T. : +33 (0)1 47 44 45 46

TotalEnergies SE

Société Européenne au capital de 5 675 143 002,50 euros

Siège social : 2 place Jean Millier - La Défense 6 - 92400 Courbevoie - France — 542 051 180 RCS NANTERRE